Exhibit 10.3

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is dated as of December 30, 2022, by and among Nocturne Acquisition Corporation, a Cayman Islands exempted company (“Nocturne”), the Persons set forth on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and Cognos Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on December 30, 2022, Nocturne, Nocturne Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Nocturne (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger and Reorganization (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Nocturne, and each Company Share issued and outstanding as of immediately prior to the Effective Time will, in each case, be cancelled and automatically converted into the right to receive a certain number of shares of Nocturne Common Stock as described in the Merger Agreement (such transaction, the Merger and the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, as of the date hereof, the Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of, and have sole voting power over, such number of Company Shares as are indicated opposite each of their names on Schedule I attached hereto (all such Company Shares, together with any Company Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Stockholder during the period from the date hereof through the Expiration Time (as defined below), including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, are referred to herein as the “Subject Shares”); and

WHEREAS, as an inducement to Nocturne and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

1.1 Binding Effect of the Merger Agreement. Each Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Stockholder shall be bound by and comply with Section 6.8 (Communications; Press Releases) of the Merger Agreement (and any relevant definitions contained in such Section) as if (a) such Stockholder was an original signatory to the Merger Agreement with respect to such provision, and (b) each reference to the Company contained in Section 6.8 of the Merger Agreement (other than the first clause of the first sentence of Section 6.8) also referred to each such Stockholder.

1.2 Transfer of Shares. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 of the Merger Agreement (the “Expiration Time”), each Stockholder, severally and not jointly, agrees that it shall not (i) sell, assign, offer, exchange, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to, or otherwise encumber any of the Subject Shares or otherwise agree or commit to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Merger Agreement or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject Shares; provided, that the foregoing shall not prohibit the transfer of the Subject Shares (A) if Stockholder is an individual (1) to any member of such Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (2) by will, other testamentary document, under the laws of intestacy or by virtue of laws of descent and distribution upon the death of Stockholder; or (B) if Stockholder is an entity, to a partner, member, or affiliate of Stockholder, but only if, in the case of clause (A) and (B), such transferee shall concurrently execute this Agreement or a joinder agreeing to become a party to this Agreement. Any attempted transfer of Subject Shares or any interest therein in violation of this Section 1.2 shall be null and void.

1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Stockholder as of the date hereof.

1.4 Agreement to Vote. During the period commencing on the date hereof until the Expiration Time, each Stockholder, with respect to its, his or her Subject Shares, severally and not jointly, unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company Board (which written consent shall be delivered promptly, and in any event within two (2) Business Days, after (x) the Registration Statement has been declared effective, and (y) the Company requests such delivery), such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its, his or her Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares:

(a) to approve and adopt the Merger Agreement and the Transactions;

(b) in any other circumstances upon which a consent or other approval is required under the Company Governing Documents or otherwise sought with respect to, or in connection with, the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Subject Shares held at such time in favor thereof; and

(c) against any Competing Transaction or any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger.

Each Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, such Stockholder shall not vote or provide consent with respect to any of its, his or her Subject Shares to the extent Stockholder is not a director, officer or affiliate of the Company or holder of Subject Shares representing greater than 5% of the outstanding shares of capital stock of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude Nocturne from filing with the SEC the Registration Statement on Form S-4 as contemplated by the Merger Agreement.

1.5 No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Nocturne, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement or (c) otherwise relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

1.6 Reserved.

1.7 Investor Rights Agreement. Each of the Stockholders set forth on Schedule II (and any Person to whom each such Stockholder transfers its Subject Shares) will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Investor Rights Agreement.

1.8 Lock-up Agreements. Each of the Stockholders set forth on Schedule III (and any Person to whom each such Stockholder transfers its Subject Shares) will deliver, prior to the Closing, a duly executed copy of the Lock-up Agreement effective as of the Effective Time, substantially in the form attached as Exhibit A to the Merger Agreement.

1.9 Appraisal and Dissenters’ Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or other similar rights to dissent (including any notice requirements related thereto) with respect to the Merger, the Merger Agreement or any of the Transactions that Stockholder may have by virtue of ownership of Subject Shares (including all rights under Section 262 of the DGCL).

1.10 Exclusivity. Unless this Agreement shall have been terminated in accordance with Section 3.1, each Stockholder, severally and not jointly, agrees not to, and shall not authorize or permit any of its, his or her Related Parties to, directly or indirectly, (a) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Competing Buyer that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; or (c) furnish (including through the Data Room) any information relating to the Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of the Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so. Each Stockholder shall, and shall cause its, his or her Related Parties to, immediately cease any and all existing discussions or negotiations with any Person (other than the other party to the Merger Agreement and its Representatives) conducted prior to the date of this Agreement, or which is reasonably likely to give rise to or result in, a Competing Transaction.

1.11 Consent to Disclosure. To the extent required by law or regulation, each Stockholder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or Nocturne to any Governmental Entity or to securityholders of Nocturne) of such Stockholder’s identity and beneficial ownership of its Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Nocturne, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by the Company or Nocturne in connection with the first sentence of this Section 1.10 or as required by the SEC or any regulatory authority for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants as of the date hereof to Nocturne and the Company (solely with respect to itself, himself or herself and not with respect to any other Stockholder) as follows:

(a) Organization; Due Authorization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Stockholder. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Stockholder.

(b) Ownership. Such Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of such Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company Governing Documents, (iii) the Merger Agreement, (iv) the Ancillary Agreements (as applicable), or (v) any applicable securities Laws. Such Stockholder’s Subject Shares are the only Company Shares or other voting equity securities in the Company owned of record or beneficially by such Stockholder on the date of this Agreement, and none of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the applicable Ancillary Agreements. Such Stockholder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, with respect to such Stockholder’s Subject Shares. Such Stockholder has not granted a proxy or power of attorney with respect to any of the Stockholder’s Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

(c) No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder will not, (i) if such Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Stockholder or (ii) require any consent, authorization or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Stockholder or such Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Agreement, (iii) conflict with or violate any Law, or (iv) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound.

(d) Litigation. There are no Proceedings pending against such Stockholder, or to the knowledge of such Stockholder threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Nocturne and the Company to make an informed decision regarding this Agreement and the transactions contemplated hereby and has independently and without reliance upon Nocturne or the Company and based on such information as such Stockholder has deemed appropriate, made its, his or her own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that Nocturne and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

(f) Acknowledgment. Such Stockholder understands and acknowledges that each of Nocturne and the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(g) Brokerage Fees. Other than as set forth on Section 3.15 of the Company Disclosure Letter no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Stockholder, for which Nocturne, the Company or any of their affiliates may become liable following the Closing.

ARTICLE 3

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall automatically terminate upon the earliest of (a) the Expiration Time and (b) as to each Stockholder, the written agreement of Nocturne, the Company and such Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

3.2 Governing Law; Waiver of Jury Trial, Jurisdiction. The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each party submits to the exclusive jurisdiction of any court of the State of New York sitting in New York County or, if it has or can obtain jurisdiction, the Federal District Court for the Southern District of New York, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 3.2, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

3.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party (including by operation of Law) without the prior written consent of the other parties. Any assignment in violation of this Section 3.3 shall be void.

3.4 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) the parties hereto shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote its Subject Shares as provided in this Agreement, without proof of damages, in any state or federal court within the State of New York, this being in addition to any other remedy to which such party is entitled under this Agreement or otherwise at law or in equity, and (ii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.4 shall not be required to provide any bond or other security in connection with any such injunction or to prove the inadequacy of money damages as a remedy.

3.5 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Nocturne, the Company and the Stockholders.

3.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.7 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this paragraph, notices, demands and other communications to the parties shall be sent to the addresses indicated below:

If to Nocturne:

Nocturne Acquisition Corporation
7244 Carrizo Drive

La Jolla, CA 92037,
Attention: Thomas Ao
Email: thomas@nocturnecorp.com

with a copy (which shall not constitute notice) to:

Dechert
31/F Jardine House, One Connaught Place
Central, Hong Kong
Attention: Yang Wang
E-mail: yang.wang@dechert.com

If to the Company:

Cognos Therapeutics, Inc.
10604 S La Cienega Blvd
Inglewood, CA 90304
Attention: Frank Adell
E-mail: frank.adell@cognosthx.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York, 10105

Telephone No.: (212) 370-1300
Attention: Barry I. Grossman, Esq.

E-mail: bigrossman@egsllp.com

If to a Stockholder:

To such Stockholder’s address set forth on its signature page hereto.

3.8 Further Assurances. Each Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Nocturne or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NOCTURNE ACQUISITION CORPORATION

By:	/s/ Henry Monzon
	Name:	Henry Monzon
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COGNOS THERAPEUTICS, INC.

By:	/s/ Frank Adell
	Name:	Frank Adell
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[Stockholder]

Address:

Email:

SCHEDULE I

Stockholder Subject Shares

[See attached]

COGNOS STOCKHOLDER SHARES

●	[__]

SCHEDULE II

Investor Rights Agreement Signatories

[See attached]

Investor Rights Agreement Signatories

●	[__]

SCHEDULE III

Lock-up Agreement Signatories

[See attached]

Lock-up Agreement Signatories

●	[__]